IQST – iQSTEL Finalizes and Closes QXTEL Acquisition Taking Forecasted Annual Revenue to Quarter of a Billion and One Step Closer to Nasdaq

NEW YORK, April 4, 2024 -- iQSTEL Inc. (OTC-QX: IQST) announced the completion and closing of the acquisition of 51% of QXTEL LTD. (“QXTEL”) on April 1st, 2024. The  acquisition agreement was originally announced on January 22, 2024 and leading up to the closing of the acquisition, a  Pro Forma financial statement was published on February 8, 2024.

iQSTEL has officially acquired 51% of QXTEL making it an iQSTEL subsidiary.

The addition of QXTEL to the iQSTEL group of companies will have a positive impact on the organization's operational results. In terms of Revenue, QXTEL will add an estimated $20 million in revenue per quarter, and will also add close to an additional $1 million per quarter in Gross Profit. We further estimate a significant contribution to the Operating Income of more than $400 thousand per quarter, and an additional $300 thousand in Net Income per quarter. QXTEL substantially bolsters IQSTEL’s already solid foundation as demonstrated in the latest financial reports.

In addition to the positive contributions to IQSTEL’s operating results, QXTEL also improves IQSTEL’s Balance Sheet with an increase in total assets of over 54% to a total of approximately $39 million, resulting in a Stockholder’s net equity increase of 15% to a total of more than $9 million. IQSTEL’s post acquisition net equity is now practically double the minimum necessary to qualify for Nasdaq.

Promptly following the execution of the acquisition agreement on January 22, 2024, we started working as a team incorporating QXTEL with the rest of the IQSTEL subsidiaries, attending regular staff meetings, and coordinating synergies.

The QXTEL acquisition is a major milestone for iQSTEL, marking the company’s official acquisition of one of the most elite wholesale telecom companies with over a quarter billion in revenue.

iQSTEL has started 2024 with record growth in the first quarter and with a history of delivering sales in the second half of the year greater than the first half of the year.

iQSTEL filed on Monday April 1st its 2023 annual earnings report showing that the company has achieved profitability since Q3, 2023. We are forecasting sustained profitability in going forward.

IQSTEL management is now targeting a short-term financial goal in the company’s Operating Income to $0.5 million per Quarter expected before the end of this year with a vision of becoming a Billion Dollar Revenue Company.

Leandro Iglesias CEO of IQSTEL commented: "We are very excited with the company’s new profitability era having worked diligently for the last two years to get here. Now our trajectory is clearly on path to grow iQSTEL into becoming one of the top ten wholesale telecom operators in the world.”

Tolga Alemdar CEO of QXTEL commented: "This is a major milestone for QXTEL. The synergistic strength of iQSTEL enhances QXTEL’s competitive edge in the marketplace. With the backing of iQSTEL, we are poised to elevate our partnerships with our Carrier partners around the Globe, thereby enabling us to deliver an expanded range of services to our partners. The QXTEL management team will persist in overseeing the current QXTEL operations while simultaneously leveraging the financial and synergistic advantages that arise from being part of the iQSTEL family.”

iQSTEL confirms that the QXTEL management team continues in their existing roles with full control of QXTEL Operations as it has been before. In alignment with the agreement announced today, Tolga Alemdar will retain his position as Chief Executive Officer and Managing Director of QXTEL. Additionally, Fernando Diaz Romero, Gonzalo Henschien, and Rami Herzallah, Chief members of the QXTEL Management Team, will continue in their respective roles at QXTEL. The acquisition agreement is designed to uphold the current operations of QXTEL independently, ensuring seamless continuity in customer relationships & company operations.

QXTEL’s partners can confidently continue working with QXTEL team just as before with the full support of iQSTEL, a US publicly traded company with a market capitalization of $70 million.

About IQSTEL:

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based, multinational publicly listed company preparing for a Nasdaq up-listing with an FY2023 $140 million revenue based on preliminary accounting. iQSTEL's mission is to serve basic human needs in today's modern world by making the necessary tools accessible regardless of race, ethnicity, religion, socioeconomic status, or identity.  iQSTEL recognizes that in today's modern world, the pursuit of the human hierarchy of needs (physiological, safety, relationship, esteem and self-actualization) is marginalized without access to ubiquitous communications, the freedom of virtual banking, clean affordable mobility and information and content. iQSTEL has 4 Business Divisions delivering accessibly to the necessary tools in today's pursuit of basic human needs: Telecommunications, Fintech, Electric Vehicles and Metaverse.

•	The Enhanced Telecommunications Services Division (Communications) includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
•	The Fintech Division (Financial Freedom) includes remittances services, top up services, Master Card Debit Card, a US Bank Account (No SSN required), and a Mobile App.
•	The Electric Vehicles (EV) Division (Mobility) offers Electric Motorcycles and plans to launch a Mid Speed Cars.
•	The Artificial Intelligence (AI)-Enhanced Metaverse Division (information and content) includes an enriched and immersive white label proprietary AI-Enhanced Metaverse platform to access products, services, content, entertainment, information, customer support, and more in a virtual 3D interface.

The company continues to grow and expand its suite of products and services both organically and through mergers and acquisitions.  iQSTEL has completed 10 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
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IR Email: investors@iqstel.com

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